PLAN OF DISTRIBUTION PURSUANT

TO RULE 12b-1

(CLASS T SHARES)

PLAN OF DISTRIBUTION adopted as of the 7th day of March, 2017 by SunAmerica Income Funds, a Massachusetts business trust (the “Trust”), on behalf of the Class T shares of its separately designated series set forth on Schedule A (the “Funds”).

W I T N E S S E T H:

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company; and

WHEREAS, the Funds are separately designated investment series of the Trust with their own investment objectives, policies and purposes, offering separate classes of shares of beneficial interest, par value $.01 per share, of the Trust (the “Shares”); and

WHEREAS, the Trust has entered into a Distribution Agreement with AIG Capital Services, Inc. (the “Distributor”), pursuant to which the Distributor acts as the exclusive distributor and representative of the Trust in the offer and sale of the Shares to the public; and

WHEREAS, the Trust desires to adopt this Distribution Plan (the “Plan”) pursuant to Rule 12b-1 under the Act, pursuant to which the Funds will pay an account maintenance fee to the Distributor with respect to Class T shares of the Funds; and

WHEREAS, the Board of Trustees of the Trust (the “Trustees”) as a whole, and the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the “12b-1 Trustees”), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan will benefit the Funds and their Class T shareholders, have approved this Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

NOW THEREFORE, the Trust on behalf of the Funds hereby adopts this Plan on the following terms:

1. Account Maintenance Activities. The Funds shall pay the Distributor an account maintenance fee under the Plan at the end of each month at the annual rate of up to 0.25% of average daily net assets attributable to Class T shares of the Funds to compensate the Distributor and certain securities firms (“Securities Firms”) for account maintenance activities.

2. Payments to Other Parties. The Funds hereby authorize the Distributor to enter into agreements with Securities Firms to provide compensation to such Securities Firms for activities and services of the type referred to in Section 1 hereof. The Distributor may reallocate all or a portion of its account maintenance fee to such Securities Firms as compensation for the above-mentioned activities and services. Such agreements shall provide that the Securities Firms shall deliver to the Distributor such information as is reasonably necessary to permit the Distributor to comply with the reporting requirements set forth in Section 4 hereof.

3. Related Agreements. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

(a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the 12b-1 Trustees or, by vote of a majority of the outstanding voting securities (as defined in the Act) of Class T shares of a Fund, on not more than 60 days’ written notice to any other party to the agreement; and

(b) that such agreement shall terminate automatically in the event of its assignment.

4. Quarterly Reports. The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan with respect to Class T shares of the Funds and any related agreement and the purposes for which such expenditures were made.

5. Term and Termination. (a) This Plan shall become effective as of the date hereof, and, unless terminated as herein provided, shall continue from year to year thereafter, so long as such continuance is specifically approved at least annually by votes, cast in person at a meeting called for the purpose of voting on such approval, of a majority of both the (i) the Trustees of the Trust, and (ii) the 12b-1 Trustees.

(b) This Plan may be terminated, as to any Fund, at any time by vote of a majority of the 12b-1 Trustees or by vote of a majority of the outstanding voting securities (as defined in the Act) of Class T shares of such Fund. The termination of the Plan with respect to a Fund will not cause the termination of the Plan with respect to any other Fund.

6. Amendments. This Plan may not be amended, as to any Fund, to increase materially the maximum expenditures permitted by Section 1 hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities (as defined in the Act) of Class T shares of such Fund, and no material amendment to this Plan shall be made unless approved in the manner provided for the annual renewal of this Plan in Section 5(a) hereof.

7. Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of those Trustees of the Trust who are not interested persons of the Trust shall be committed to the discretion of such disinterested Trustees.

8. Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 4 hereof for a period of not less than six years from the date of this Plan, any such related agreement or such reports, as the case may be, the first two years in an easily accessible place.

9. Definition of Certain Terms. For purposes of this Plan, the terms “assignment,” “interested person,” “majority of the outstanding voting securities,” and “principal underwriter” shall have their respective meanings defined in the Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted to either the Trust or the principal underwriter of the Shares by the Securities and Exchange Commission or its staff under the Act.

10. Separate Series. Pursuant to the provisions of the Declaration of Trust, each Fund is a separate series of the Trust, and all debts, liabilities and expenses of Class T shares of a Fund shall be enforceable only against the assets of Class T shares of the Fund and not against the assets of any other series or class of shares or of the Trust as a whole. The provisions of the Plan are severable for each series of the Trust and whenever any action referred to herein is taken, that action must be taken separately for each series affected by the matter.

Dated: March 7, 2017

SCHEDULE A

AIG Flexible Credit Fund

AIG Strategic Bond Fund

AIG U.S. Government Securities Fund

Dated: March 7, 2017